Exhibit 1
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made effective as of March 28, 2007 by and among each of the holders of the common stock, par value $.01 per share, of American Bank Note Holographics, Inc., a Delaware corporation (the “Company”) (individually, a “Stockholder” and collectively, the “Stockholders” or the “Stockholder Group”) set forth on Exhibit A attached hereto, which exhibit may be amended from time to time.
     WHEREAS, the Stockholders share an interest in determining the direction of the Company; and
     WHEREAS, as of the date hereof, each Stockholder is a beneficial and/or record owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of shares of outstanding capital stock of the Company (as to each, Stockholder’s “Individual Shares”) set forth opposite such Stockholder’s name on Exhibit A, as it may subsequently be amended in accordance with this Agreement to reflect any change in such Stockholder’s beneficial ownership or to reflect the addition of a stockholder of the Company to the Stockholder Group; and
     WHEREAS, the Stockholders desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to vote all their Individual Shares (the sum, collectively, being the “Group Shares”) in the manner and for the purpose specified herein and to share the expenses associated with the furtherance of that purpose.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, the Stockholders agree as follows:
     1. VOTING AGREEMENT
     1.1. Agreement to Vote Shares. Each Stockholder shall vote, or cause to be voted, all Individual Shares to elect as directors the persons listed on Exhibit B, attached hereto, as Exhibit B may be amended by the Representative, in his sole discretion, at the 2007 annual meeting of the Company. For all other matters which are submitted to the stockholders of the Company for their approval or election from the date hereof until the termination of this Agreement, each Stockholder shall vote, or cause to be voted, all Individual Shares in the manner directed by holders of a majority of the Group Shares.
     1.2. Additional Stockholders. Upon the approval of the Representative, any stockholder of the Company may become a member of the Stockholder Group upon execution and delivery of a signature page to this Agreement. The Representative shall cause to be made an appropriate amendment to Exhibit A to add such new member as a Stockholder and such Stockholder’s shares as Individual Shares.
     1.3. Designation of Representative. The Stockholder Group hereby designates William M. Hitchcock, or in his absence or if he is unable to serve then Randall C. Bassett, as the representative of the Stockholder Group (the “Representative”) for purposes of notices to or from the Stockholder Group, allocation of expenses to each Stockholder and providing for
Voting Agreement

payment of such expenses and any other purposes set forth in this Agreement. A Representative may be replaced or a new Representative designated at any time by holders of a majority of the Group Shares.
     1.4. Acquisitions. As to each Stockholder, any shares of Common Stock of the Company of which a Stockholder acquires beneficial or record ownership, however acquired, after the date of, and before the termination of, this Agreement, and with respect to which such Stockholder has sole power to vote (“New Shares”), shall be subject to Section 1.1 of this Agreement to the same extent as if they constituted Stockholder’s Individual Shares as of the date hereof.
     1.5. Dispositions. Any Stockholder may sell, transfer, assign or otherwise dispose of any interest in Stockholder’s Individual Shares during the term of this Agreement in a bona fide arms-length transaction to an unrelated party; provided, however, that no Stockholder shall sell, transfer, assign or otherwise dispose of any interest in Stockholder’s Individual Shares during the term of this Agreement to:
     (a) a spouse, lineal ascendant or descendant, or adopted child of such Stockholder (collectively, “Family Stockholders”);
     (b) any trustee of an inter vivos trust primarily for the benefit of such Stockholder or any of such Stockholder’s Family Stockholders;
     (c) any executor, trustee or beneficiary of such Stockholder under his or her will or other instrument taking effect at death or under applicable laws of descent and distribution; or
     (d) any person which, directly or indirectly, is in control of, is controlled by or is under the common control with, or which is a member of a group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which includes, such Stockholder (an “Affiliate”), or any person who is a director, officer or partner of an Affiliate.
Shares disposed of in accordance with this Section 1.5 are referred to as “Sold Shares”. Except as set forth in this Section 1.5, no Stockholder shall take any action which would impair such Stockholder’s ability to perform such Stockholder’s obligations hereunder.
     1.6. Changes in Individual Shares. Each Stockholder shall notify the Representative in writing within two calendar days of any acquisition of New Shares or disposition of Sold Shares by or on behalf of such Stockholder and the Representative shall cause to be prepared and attached to this Agreement an amended Exhibit A reflecting such change. Each Stockholder shall also notify the Representative in writing within two calendar days of any change in the nature of beneficial ownership of any Individual Shares or other shares of the Common Stock of the Company held by such Stockholder, whether or not it causes a change in the number of such Individual Shares. If any change or series of changes require the amendment of any Schedule 13D filed on behalf of the Stockholder Group, the Representative shall cause such amendment to be filed in a timely manner, and the Stockholders hereby consent thereto.
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     1.7. Grant of Conditional Irrevocable Proxy. To secure the obligations of each Stockholder with the agreements set forth in this Agreement, each Stockholder hereby appoints the Representative, as his, her, or its true and lawful proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote all Individual Shares owned or held by such Stockholder in accordance with Section 1.1 of this Agreement upon any matter presented to the stockholders of the Company, if (and only if) such Stockholder fails to comply with the provisions of Section 1.1. The proxies and powers granted by each Stockholder pursuant to this paragraph are coupled with an interest and are given to secure the performance of such Stockholder’s commitments under this Agreement. Such proxies will be irrevocable for the term of this Agreement and will survive the death, incompetency, disability, dissolution or winding up of such Stockholder.
     2. SHARED EXPENSES
     2.1. Approval of Expenses. The Stockholders understand and hereby expressly agree that expenses will be incurred for the general benefit of all of the Stockholders and in the furtherance of such purposes as shall be determined by holders of a majority of the Group Shares (the “Expenses”). The Stockholders hereby expressly agree to the retention by the Stockholder Group of Winstead PC as legal counsel for the Stockholder Group as a whole and approve the related legal fees so incurred. No further written or express approval shall be required as to any Expenses.
     2.2. Sharing of Expenses. Each Stockholder shall be liable for a portion of the Expenses which shall be the product of the sum of the Expenses multiplied by the ratio determined by dividing the sum of such Stockholder’s Individual Shares by the sum of Group Shares (each Stockholder’s “Expense Portion”). The Representative shall cause a statement to be delivered monthly to each Stockholder stating such Stockholder’s Expense Portion for the preceding month. Each Stockholder shall forward to the Representative payment in full of such Expense Portion within ten days of receipt of such statement. The Representative shall cause such payments to be disbursed in reimbursement or payment of such Expenses. Any new member of the Stockholder Group admitted as a Stockholder under Section 1.2 shall be liable for such Stockholder’s Expense Portion as to all Expenses incurred prior to Stockholder’s admittance to the Stockholder Group.
     3. GENERAL PROVISIONS.
     3.1. Representations, Warranties and Covenants of Stockholders. Each Stockholder represents, warrants and covenants to the other Stockholders as follows:
     (a) Stockholder is a beneficial and/or record owner of the Individual Shares, with full and sole power to vote or direct the voting of the Individual Shares and to dispose of the Individual Shares for and on behalf of any and all beneficial owners of the Individual Shares, with no limitations, qualifications or restrictions on such rights, except as otherwise described on Exhibit A.
     (b) As of the date hereof, the Individual Shares are, and through the termination of this Agreement will be, free and clear of any rights of first refusal, co-sale
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rights, security interests, liens, pledges, claims, options, charges or other encumbrances of any kind or nature, in each case that could impair Stockholder’s ability to fulfill its obligations under this Agreement. The execution and delivery of this Agreement by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not, conflict with or violate any order, decree, judgment or contract or other agreement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or Individual Shares is bound.
     (c) Stockholder does not possess the right or power to vote or direct the voting of any             shares of capital stock of the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than as set forth in the number of Individual Shares on the signature page hereto.
     (d) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.
     3.2. Termination. This Agreement, except for Section 2.2 and Sections 3.3 through 3.12, which shall survive termination, shall terminate and be of no further force or effect upon the earliest to occur of: (a) August 31, 2008, (b) the written agreement of the holders of a majority of the Group Shares, (c) the acquisition by a single purchaser of all of the issued and outstanding shares of Common Stock or (d) the acquisition of the Company by another corporation or entity by sale of capital stock, consolidation, merger, or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction.
     3.3. Amendment; Waiver. Except as set forth above, this Agreement may be amended and the observance of or compliance with any provision hereof by any party hereto may be waived only by the written agreement of holders of eighty percent (80%) or more of the Group Shares.
     3.4. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.
     3.5. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law therof.
     3.6. Counterparts. This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     3.7. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, and schedules shall, unless
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otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.
     3.8. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile or email transmission or by nationally recognized overnight delivery service, with delivery confirmation required, as follows (or at such other address or addresses as may have been furnished to the party giving notice by giving five (5) days advance written notice):
If to a Stockholder, to its address set forth on its signature page hereto.
If to Representative, to:
William M. Hitchcock
712 Main Street, Suite 2150
Houston, TX 77002
Facsimile: (713) 961-0574
With a copy to:
Randall C. Bassett
2601 Ocean Park Boulevard, Suite 320
Santa Monica, CA 90405
Facsimile: (310) 399-7303
And in all cases, with a copy, which shall not constitute notice, to:
Winstead PC
919 Milam, 24th Floor
Houston, TX 77002
Facsimile: (713) 650-2400
Attention: Mark W. Eisenbraun.
Notices provided in accordance with this Section 3.8 shall be deemed delivered upon personal delivery, receipt of confirmation from an overnight delivery service or electronic confirmation of facsimile transmission or email delivery.
     3.9. Costs And Attorneys’ Fees. If any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit, or other proceeding, including any and all appeals or petitions therefrom.
     3.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
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     3.11. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the parties with respect to the subject matter hereof.
     3.12. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Stockholder or the Stockholder Group for the breach of this Agreement by any Stockholder, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each of the Stockholders waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.
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     IN WITNESS WHEREOF, the undersigned have executed the Voting Agreement as of the date first written above.
STOCKHOLDERS:
All of those Stockholders whose signature pages,
substantially in the form on the following signature
page, are attached hereto.
Voting Agreement — Signature Page

VOTING AGREEMENT
SIGNATURE PAGE
Attached to and made a part of the
VOTING AGREEMENT
dated as of March 28, 2007
     IN WITNESS WHEREOF, the undersigned stockholder has entered into this Voting Agreement as of the ___day of ___, 2007.

STOCKHOLDER:

By:

Printed Name:

Number of Individual Shares:

Tax ID No.:

Address:

(Street Address)

(City, State and Zip Code)

(Fax Number)

(E-mail)

Voting Agreement — Signature Page — Stockholder

EXHIBIT A
STOCKHOLDERS

Name	Shares

William M. Hitchcock	436,500

Randall C. Bassett	55,000

David H. Hancock	232,822

SEP IRA F/B/O Norman H. Pessin	895,810

Sandra F. Pessin	485,840

Levy, Harkins & Co., Inc.	1,440,856[1]

The Gracy Fund, L.P.	294,500

Edwin A. Levy	117,100

James Lebenthal	1,700

[1]	Levy, Harkins & Co. shares power to dispose its Individual Shares with the various owners of its managed accounts.
Voting Agreement — Exhibit A-1

EXHIBIT B
NOMINEES FOR DIRECTOR
Randall C. Bassett
J. Patrick Collins
Eric Haskell
David F. Waguespack
Peter Woodward
Voting Agreement — Exhibit B-1